UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________
FORM 8-A/A
AMENDMENT NO. 3
_________________________________

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) or (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Commission File No. 001-12561
_________________________________
Belden Inc.
(Exact name of registrant as specified in its charter)
_________________________________

Delaware (State or other jurisdiction of incorporation or organization)	36-3601505 (I.R.S. Employer Identification No.)
1 North Brentwood Boulevard 15th Floor St. Louis, Missouri 63105 (Address of principal executive offices) _________________________________

Securities to be registered pursuant to Section 12(b) of the Act:

Preferred Stock Purchase Rights (Title of each class to be registered)	New York Stock Exchange (Name of each exchange on which each class is to be registered)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐
Securities Act registration statement file number to which this form relates:          N/A
Securities to be registered pursuant to Section 12(g) of the Act:    None

Item 1. Description of Registrant's Securities to be Registered.

On December 9, 2016, Belden Inc., a Delaware corporation (the “Company”), entered into an amendment (“Amendment No. 3”) to the Company’s existing Rights Agreement dated as of December 11, 1996, and as amended on November 15, 2004, and December 8, 2006 (the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company, LLC, successor to Computershare Trust Company, N.A., and prior to that The First National Bank of Boston (the “Rights Agent”). All capitalized terms herein shall have the meanings set forth in the Rights Agreement.

Amendment No. 3 extends the expiration date of the Rights Agreement for an additional three years to December 10, 2019, and, because it would be coextensive with the new expiration date, eliminates the Three Year Independent Director Evaluation (“TIDE”) provision previously contained in the Rights Agreement.

In addition, Amendment No. 3 reestablishes the Purchase Price per one one-thousandth of a share of Preferred Stock at $325.00, subject to adjustment.

A copy of Amendment No. 3 is attached hereto as Exhibit 4.4 and is incorporated herein by reference. The foregoing description of Amendment No. 3 is qualified in its entirety by reference to Amendment No. 3.

Item 2. Exhibits.

Exhibits

Exhibit 4.1
Rights Agreement, dated as of December 11, 1996, between the Company and the Rights Agent (incorporated by reference to Exhibit 1.1 of the Registration Statement of Cable Design Technologies Corporation (“CDT”) on Form 8-A, File Number 000-22724, as filed with the Securities and Exchange Commission on December 11, 1996).

Exhibit 4.2
Amendment to Rights Agreement (incorporated by reference to Exhibit 4.1 of Belden CDT Inc.’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2004, as filed with the Securities and Exchange Commission on November 15, 2004).

Exhibit 4.3
Amendment No. 2 to Rights Agreement (incorporated by reference to Exhibit 4.2(a) of the Registration Statement of Belden CDT Inc. on Form 8-A/A, as filed with the Securities and Exchange Commission on December 8, 2006).

Exhibit 4.4	Amendment No. 3 to Rights Agreement, dated as of December 9, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BELDEN INC.

Date: December 9, 2016	By:	/s/ Brian E. Anderson
Brian E. Anderson
Senior Vice President-Legal, General
Counsel and Corporate Secretary

3